Consent of Independent Registered Public Accounting Firm

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated November 16, 2005 on the financial statements of the Sycuan US Value Fund as of September 30, 2005 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Sycuan US Value Fund’s Registration Statement on Form N-1A (File No. 333-107049 and 811-21401).

/s/ Cohen McCurdy

Cohen McCurdy, Ltd.

Westlake, Ohio

December 5, 2005